SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated April 1, 2019 by and among
VIDENT ADVISORY, LLC
and
VIDENT INVESTMENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
Vident Core U.S. Equity Fund	$50,000	0.04%
Vident Core U.S. Bond Strategy ETF	$75,000	6 bps (0.06%) on first $250 million 5 bps (0.05%) on next $250 million 4 bps (0.04%) on next $500 million 3 bps (0.03%) on balance over $1 billion
Vident International Equity Fund	$75,000	0.04%
PPTY – U.S. Diversified Real Estate ETF	$20,000	0.05%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of May 1, 2021.
VIDENT ADVISORY, LLC

By:    /s/ Deborah Kimery
Name:    Deborah Kimery
Title:    Chief Executive Officer

VIDENT INVESTMENT ADVISORY, LLC

By:    /s/ Amrita Nandakumar
Name:    Amrita Nandakumar
Title:    President

ETF SERIES SOLUTIONS

By:    /s/ Michael D. Barolsky
Name:    Michael D. Barolsky
Title:    Vice President and Secretary